Consent of Jack F. Burke, Jr.

Board of Directors
Hispanic Television Networks, Inc.

         I consent to the inclusion in the registration statement on Form S-8 of my report dated March 31, 2000 on my audit of the financial statements of Hispanic Television Networks, Inc.

/S/ Jack F. Burke, Jr.

Certified Public Accountant

January 9, 2001